EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Prescient Applied Intelligence, Inc:

We consent to the incorporation by reference in the following registration statements, Form SB-2, as amended, (File number 333-128752), S-3 (File number 333-55912) and Form S-8 (File number 333-41320), of Prescient Applied Intelligence, Inc. of our report dated March 27, 2007, with respect to the consolidated balance sheets of Prescient Applied Intelligence, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the December 31, 2006 Annual Report on Form 10-KSB of Prescient Applied Intelligence, Inc.

Our report dated March 27, 2007, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Amper, Politziner & Mattia P.C.

Edison, New Jersey March 27, 2007